Exhibit (g)(27)
LETTER AGREEMENT
October 7, 2011
Mr. Matthew Kelly
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111
Dear Mr. Kelly:
This letter is to notify you that on September 14, 2011 the Trustees of Janus Investment Fund (the “Trust”) approved the name changes of the following funds effective December 7, 2011:

Current Name	New Name
INTECH Risk-Managed Core Fund INTECH Risk-Managed Growth Fund INTECH Risk-Managed International Fund INTECH Risk-Managed Value Fund	INTECH U.S. Core Fund INTECH U.S. Growth Fund INTECH International Fund INTECH U.S. Value Fund
The Trust requests confirmation that all references to “INTECH Risk-Managed Core Fund, INTECH Risk-Managed Growth Fund, INTECH Risk-Managed International Fund and INTECH Risk-Managed Value Fund” (the “Funds”) related to the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”) be replaced with the corresponding new names listed above and that State Street will continue to act as custodian for the Funds under the terms of the Custodian Contract.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.
JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz-Lofton Stephanie Grauerholz-Lofton
Vice President and Secretary
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers Michael F. Rogers
Executive Vice President
Agreed to this 18th day of October, 2011. (effective as of December 7, 2011)